SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated January 31, 2006

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective January 31, 2006, Mary L. Forté resigned as President and Chief Executive Officer and as a director of Zale Corporation (the “Company”).  In connection with Ms. Forté’s resignation, Mary E. Burton, a member of the Company’s Board of Directors, has been appointed to serve as interim Chief Executive Officer, effective February 1, 2006.  Ms. Burton has relinquished her position on the Company’s Compensation Committee while she serves as interim Chief Executive Officer.

Ms. Burton, 54, has served as a director of the Company since August 1, 2003.  Since July 1992, Ms. Burton has served as Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company.  Ms. Burton was Chief Executive Officer of the Cosmetic Center, Inc., a chain of 250 specialty retail stores, from June 1998 to April 1999.  Prior to occupying that position, she served as Chief Executive Officer of PIP Printing from July 1991 to July 1992, and as Chief Executive Officer of Supercuts, Inc. from September 1987 to June 1991.  She is also a director of Staples, Inc., The Sports Authority, Inc., Rent-A-Center, Inc. and Aeropostale, Inc.

Ms. Burton was not selected pursuant to any arrangement or understanding between her and any other person, other than the Board of Directors acting in its capacity as such.  There has been no transaction, or proposed transaction, since August 1, 2004 to which the Company was or is to be a party, and in which Ms. Burton had or is to have a direct or indirect material interest.  There are no family relationships between Ms. Burton and any of the Company’s other directors or executive officers.

Ms. Burton will receive a monthly base salary of $66,667 during her term as interim Chief Executive Officer.  In addition, Ms. Burton will receive equity compensation valued at $200,000 that will vest immediately upon the appointment of a permanent Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	February 3, 2006	By:	/s/ Mark R. Lenz
Mark R. Lenz
Group Senior Vice President,
Chief Financial Officer
(principal financial officer
of the Registrant)